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                                                               Exhibit 23.1


                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use and incorporation by reference of our reports dated February 25, 1997, except for the "Summary of significant accounting policies - Restatement, Membership revenue recognition and Impact of recently issued accounting standards" and "Income Taxes" notes, as to which the date is July 14, 1997, in the Registration Statement (Amendment No. 2 to Form S-4) and related Prospectus of Bally Total Fitness Holding Corporation for the registration of $225,000,000 of 9 7/8% Senior Subordinated Notes due 2007.





                                             ERNST & YOUNG LLP


Chicago, Illinois
December 5, 1997